Exhibit 3.5

GERSON LEHRMAN GROUP, INC.

Certificate of Amendment

to the

Certificate of Incorporation

GERSON LEHRMAN GROUP, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by adding a new sentence at the beginning of the second paragraph of Article IV of the Certificate of Incorporation of the Corporation containing the following:

“The Corporation shall have the authority to issue 4,574,722 shares of preferred stock, par value $.01 per share.”

SECOND: That thereafter, pursuant to resolution of the Corporation’s Board of Directors, the Corporation sought and obtained written consent of the stockholders, holding the necessary number of shares as required by statute, adopting a resolution proposing and declaring advisable the foregoing amendment.

THIRD: That said amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed on its behalf by Mark Gerson, its Chief Executive Officer on this 21st day of January, 2004.

GERSON LEHRMAN GROUP, INC.

By:	/s/ Mark Gerson
Name:	Mark Gerson
Title:	Chief Executive Officer